Exhibit 99.1

YS BIOPHARMA TO MERGE WITH NASDAQ-LISTED SUMMIT HEALTHCARE ACQUISITION CORP.

•	Transaction values YS Biopharma at pre-money equity value of $834 million

•	Certain investors (“Forward Purchase Investors”) are expected to invest $30 million in a private placement concurrently with the closing of the business combination transaction pursuant to certain forward purchase agreements

•	Up to 2,732,325 incentive bonus shares, including up to 1,285,800 shares to be newly issued by the combined entity and 1,446,525 shares to be contributed by the sponsor of Summit Healthcare Acquisition Corp., will be provided to non-redeeming SPAC shareholders and the Forward Purchase Investors (collectively, the “investors”), which is expected to enhance the post-combination equity values of the investors

•	YS Biopharma is a commercialization-stage biopharmaceutical company focusing on innovative vaccines and therapeutic biologics with over 800 employees and business operations in China, Singapore, the United States, the United Arab Emirates and the Philippines. YS Biopharma is also a leading human use rabies vaccine manufacturing company in China’s rabies vaccine market, with a total vaccine product sales of approximately RMB503 million in its most recent fiscal year of 2022. It also has four clinical stage candidates, including, among others, a new generation of PIKA® adjuvanted rabies vaccine to be entered into Phase III stage of clinical trials in Singapore, the Philippines, Vietnam and Pakistan, as well as a recombinant COVID-19 vaccine at Phase II/III stage of clinical trials in the United Arab Emirates, the Philippines and Pakistan

•	Proceeds from this business combination transaction will accelerate the clinical development and future commercialization of PIKA® adjuvanted rabies vaccine and recombinant COVID-19 vaccine in multiple countries

•	The business combination transaction is targeted to close in the first quarter of 2023

NEW YORK – SEPTEMBER 29, 2022 – YishengBio Co., Ltd. (to be renamed as YS Biopharma Co., Ltd., and herein referred to as “YS Biopharma” or the “Company”), a global biopharmaceutical company dedicated to discovering, developing, manufacturing and commercializing new generations of vaccines and therapeutic biologics for infectious diseases and cancer, and Summit Healthcare Acquisition Corp. (Nasdaq: SMIH) (“Summit”), a publicly traded special purpose acquisition company, today announced that they have entered into a definitive agreement for a business combination of Summit and the Company (the “Transaction”). Upon closing of the Transaction, the combined company will be renamed as YS Biopharma Co., Ltd. and become a publicly traded company on the Nasdaq.

YS Biopharma’s YSJATM rabies vaccine is one of the leading products in the human use rabies vaccine market in China with a total product sales of approximately RMB503 million in the fiscal year ended March 31, 2022. Supported by strong sales & marketing infrastructure, over 90 million doses of YSJATM rabies vaccine have been administered with excellent protection efficacy and safety for post-exposure protection against rabies.

YS Biopharma has also developed a broad pipeline powered by its proprietary PIKA® immunomodulating technology platform, including four clinical stage candidates, targeting a wide range of clinical indications with significant market potential, such as rabies, COVID-19, hepatitis B, cancer, shingles and influenza.

Over the years, YS Biopharma has made significant advancements in commercialization expertise and manufacturing infrastructure. It has completed the construction of three state-of-art manufacturing plants for YSJATM rabies vaccine, PIKA® adjuvanted rabies vaccine and PIKA® adjuvanted recombinant COVID-19 vaccine.

Upon closing of the Transaction, YS Biopharma will continue to be led by Mr. Yi Zhang, its founder and chairman, Dr. Hui Shao, its president and chief executive officer, and the current management team. YS Biopharma has over 800 employees with business operations in China, Singapore, the United States, the United Arab Emirates and the Philippines.

Mr. Yi Zhang, the founder and chairman of YS Biopharma, commented, “YS Biopharma has always been the trailblazer and at the forefront in developing new technology and products for vaccine and immunological therapeutics. This transaction will fuel our strategy for future business expansion and execution and allow shareholders to participate in significant upside potential created by the partnership with Summit.”

Dr. Hui Shao, the president and the chief executive officer of YS Biopharma, stated, “Today’s announcement on strategic combination between YS Biopharma and Summit represents a major milestone in our journey to become a global leader in transformative vaccine and therapeutic biologics arena. We anticipate the closing of the business and financial transactions will further accelerate the commercialization endeavor of our promising pipeline in many countries and create shareholder values for both YS Biopharma and Summit.”

Mr. Bo Tan, the chief executive officer, co-chief investment officer and director of Summit, stated, “Summit is missioned to identify high-quality growth companies in global healthcare industry. YS Biopharma is clearly a differentiated vaccine platform with growing revenue and robust pipelines. With sponsor’s firm commitment, support from our shareholders and Forward Purchase Investors and further enhanced by a bonus share structure in the transaction, we believe YS Biopharma will be well positioned to achieve the next series of milestones and the business combination will create meaningful value for our shareholders.”

YS Biopharma Investment Highlights

•	A global commercialization-stage biopharmaceutical company focusing on innovative vaccines and therapeutic biologics with over 800 employees and business operations in China, Singapore, the United States, the United Arab Emirates and the Philippines

•	A leading human use rabies vaccine manufacturing company in China, with approximately RMB503 million product sales in the fiscal year ended March 31, 2022, over 1,700 local Centers for Disease Control and Prevention sales coverage, as well as over 90 million doses administered with excellent safety and efficacy profile for post-exposure protection against rabies

•	An in-house developed and proprietary PIKA® immunomodulating technology platform in immunological and therapeutic innovation, having established strong intellectual franchise evidenced by over 70 patents granted by over 30 jurisdictions covering both technology and product innovations

•	PIKA® adjuvanted rabies vaccine candidate is expected to enter into a multi-center Phase III clinical trials in Singapore, the Philippines, Vietnam and Pakistan in the fourth quarter of 2022, with the potential to become “best in class,” and cited as a novel vaccine with dose reduction and accelerated regimen by the Background Paper of World Health Organization (WHO)

•	PIKA® recombinant COVID-19 vaccine in Phase II/III clinical development in the United Arab Emirates, the Philippines and Pakistan with potentially differentiated immunological profile as compared to mRNA-based vaccines, including two-year sustainable immune response, cellular immuno response, broad neutralization against all the prevalent COVID-19 virus mutants such as Omicron variants, and additional therapeutic treatment benefits

•	Established track record, technical expertise and infrastructure in mass production of vaccine and biologics, providing strong execution support in clinical development and commercialization objectives

Transaction Overview

The pre-money equity value of YS Biopharma in the proposed Transaction is approximately $834 million. YS Biopharma shareholders will become the majority owners immediately after the closing of the Transaction. The business combination is expected to provide up to approximately $230 million in gross proceeds to YS Biopharma, including $30 million from Forward Purchase Investors and up to approximately $200 million currently held in Summit’s trust account, assuming no redemption from Summit’s existing public shareholders. Proceeds from the Transaction will allow YS Biopharma to fund its ongoing and planned clinical trials, future commercial launch of PIKA® adjuvanted rabies vaccine, the construction of new GMP-compliant manufacturing plants as well as developing other product candidates.

Each of the board of directors of YS Biopharma and Summit has unanimously approved the proposed Transaction. The shareholders of YS Biopharma have also approved the proposed Transaction at its extraordinary general shareholders meeting. Completion of the proposed Transaction is still subject to the approval of Summit’s shareholders and certain other customary closing conditions, including, among others, a registration statement on Form F-4 (the “Registration Statement”), of which the proxy statement/prospectus forms a part, being declared effective by the U.S. Securities and Exchange Commission (the “SEC”), and the approval by the Nasdaq Stock Market LLC on the listing application of the combined company. The Transaction is targeted to be completed in the first quarter of 2023.

Additional information about the proposed Transaction, including copies of the business combination agreement and related agreements, will be provided in a Current Report on Form 8-K to be filed by Summit with the SEC and available at www.sec.gov. YS Biopharma intends to file the Registration Statement, which will contain a proxy statement and a prospectus, with the SEC in connection with the Transaction.

Advisors

Wilson Sonsini Goodrich & Rosati, Jingtian & Gongcheng and Maples and Calder (Hong Kong) LLP are serving as legal advisors to YS Biopharma in connection with the Transaction.

Cooley LLP and Ogier are serving as legal advisors to Summit in connection with the Transaction.

Investor Presentation

An investor presentation with more detailed information regarding the proposed Transaction will be filed by Summit as an exhibit to a Current Report on Form 8-K, which can be viewed on the SEC’s website at www.sec.gov.

About YS Biopharma

YS Biopharma is a global biopharmaceutical company dedicated to discovering, developing, manufacturing and commercializing new generations of vaccines and therapeutic biologics for infectious diseases and cancer. It has developed a proprietary PIKA® immunomodulating technology platform and a series of preventive and therapeutic biologics targeting Rabies, Hepatitis B, Shingles, influenza, Coronavirus. YS Biopharma operates in China, Singapore, the United States, the United Arab Emirates and the Philippines with over 800 employees and led by a management team that combines rich local expertise and global vision in the vaccine and pharmaceutical industry.

About Summit Healthcare Acquisition Corp.

Summit Healthcare Acquisition Corp. is a blank check company sponsored by Summit Healthcare Acquisition Sponsor LLC, a Cayman Islands limited liability company, and formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Summit’s units, Class A ordinary shares and warrants trade on the Nasdaq under the ticker symbols “SMIHU,” “SMIH,” and “SMIHW,” respectively.

Cautionary Statement Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. These forward-looking statements also include, but are not limited to, statements regarding projections, estimates and forecasts of revenue and other financial and performance metrics, anticipated milestones with respect to the clinical and pre-clinical programs of YS Biopharma, projections of market opportunity and expectations, the estimated implied enterprise value of the combined company, YS Biopharma’s ability to scale and grow its business, the advantages and expected growth of the combined company, the combined company’s ability to source and retain talent, the cash position of the combined company following closing of the Transaction, Summit’s and YS Biopharma’s ability to consummate the proposed Transaction, and expectations related to the terms and timing of the Transaction, as applicable. These statements are based on various assumptions, whether or not identified in this press release, and on the current expectations of Summit’s and YS Biopharma’s management and are not predictions of actual performance.

These statements involve risks, uncertainties and other factors that may cause actual results, levels of activity, performance or achievements to be materially different from those expressed or implied by these forward-looking statements. Although each of Summit and YS Biopharma believes that it has a reasonable basis for each forward-looking statement contained in this press release, each of Summit and YS Biopharma caution you that these statements are based on a combination of facts and factors currently known and projections of the future, which are inherently uncertain. In addition, there will be risks and uncertainties described in the proxy statement/prospectus included in the Registration Statement relating to the proposed transaction, which is expected to be filed by YS Biopharma with the SEC and other documents filed by YS Biopharma or Summit from time to time with the SEC. These filings may identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Neither Summit nor YS Biopharma can assure you that the forward-looking statements in this press release will prove to be accurate. These forward-looking statements are subject to a number of risks and uncertainties, including, among others, the ability to complete the business combination transaction due to the failure to obtain approval from Summit’s shareholders or satisfy other closing conditions in the business combination agreement, the occurrence of any event that could give rise to the termination of the business combination agreement, the ability to recognize the anticipated benefits of the Mergers, the amount of redemption requests made by Summit’s public shareholders, costs related to the transaction, the impact of the global COVID-19 pandemic, the risk that the transaction disrupts current plans and operations as a result of the announcement and consummation of the transaction, the outcome of any potential litigation, government or regulatory proceedings, the sales performance of the marketed vaccine product and the clinical trial development results of the product candidates of YS Biopharma, and other risks and uncertainties, including those to be included under the heading “Risk Factors” in the Registration Statement to be filed by YS Biopharma with the SEC and those included under the heading “Risk Factors” in the annual report on Form 10-K for year ended December 31, 2021 of Summit and in its subsequent quarterly reports on Form 10-Q and other filings with the SEC. There may be additional risks that neither Summit nor YS Biopharma presently know or that Summit and YS Biopharma currently believe are immaterial that could also cause actual results to differ from those contained in the forward-looking statements. In light of the significant uncertainties in these forward-looking statements, nothing in this press release should be regarded as a representation by any person that the forward-looking statements set forth herein will be achieved or that any of the contemplated results of such forward-looking statements will be achieved. The forward-looking statements in this press release represent the views of Summit and YS Biopharma as of the date of this press release. Subsequent events and developments may cause those views to change. However, while Summit and YS Biopharma may update these forward-looking statements in the future, there is no current intention to do so, except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing the views of Summit or YS Biopharma as of any date subsequent to the date of this press release. Except as may be required by law, neither Summit nor YS Biopharma undertakes any duty to update these forward-looking statements.

Additional Information and Where to Find It

In connection with the proposed Transaction, Summit and YS Biopharma intend to cause the Registration Statement to be filed with the SEC which will include a proxy statements to be distributed to Summit’s shareholders in connection with Summit’s solicitation for proxies for the vote by Summit’s shareholders in connection with the proposed Transaction and other matters as described in the Registration Statement, as well as a prospectus relating to YS Biopharma’s securities to be issued in connection with the proposed Transaction. Summit’s shareholders and other interested persons are advised to read, once available, the preliminary proxy statement/prospectus and any amendments thereto and, once available, the definitive proxy statement/prospectus, in connection with Summit’s solicitation of proxies for its special meeting of shareholders to be held to approve, among other things, the proposed Transaction, because these documents will contain important information about Summit, YS Biopharma and the proposed Transaction. After the Registration Statement is filed and declared effective, Summit will mail a definitive proxy statement and other relevant documents to its shareholders as of the record date to be established for voting on the proposed Transaction. Shareholders may also obtain a copy of the preliminary and definitive proxy statement/prospectus to be included in the Registration Statement, once available, as well as other documents filed with the SEC regarding the proposed Transaction and other documents filed with the SEC, without charge, at the SEC’s website located at www.sec.gov.

Participants in the Solicitation

Summit, YS Biopharma and their respective directors, executive officers and other members of management and employees may, under SEC rules, be deemed to be participants in the solicitations of proxies from Summit’s shareholders in connection with the proposed Transaction. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of Summit’s shareholders in connection with the proposed Transaction will be set forth in Summit’s proxy statement/prospectus to be filed with the SEC in connection with the Transaction. You can find more information about Summit’s directors and executive officers in Summit’s final prospectus related to its initial public offering dated June 8, 2021. Additional information regarding the participants in the proxy solicitation and a description of their direct and indirect interests will be included in the proxy statement/prospectus when it becomes available. Shareholders, potential investors and other interested persons should read the proxy statement/prospectus carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

No Offer or Solicitation

This press release is not a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the potential Transaction, and does not constitute an offer to sell or the solicitation of an offer to buy any securities of Summit or YS Biopharma, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of the Securities Act of 1933, as amended.

YS Biopharma Investor Relations Contact:

Alyssa Li

+1 7323718481

Ziyi.li@yishengbio.com